DEPOSITORY AGREEMENT

                THE BLACKSTONE INSURED MUNICIPAL TERM TRUST INC.

                                    and

                           BANKERS TRUST COMPANY

                                          April 27, 1992

The Depository Trust Company
55 Water Street
New York, New York 10041

Attention: General Counsel's Office

            Re:   The Blackstone Insured Municipal
                  Term Trust Inc. -- Issuance of Auction
                  Rate Municipal Preferred Stock

Ladies and Gentlemen:

            The purpose of this letter is to set forth certain matters relating to the issuance and sales by The Blackstone Insured Municipal Term Trust Inc., a Maryland corporation (the "Issuer"), of 1,300 shares of Auction Rate Municipal Preferred Stock, Series M28 (the "Series M28 Preferred Shares") and 1,300 shares of Auction Rate Municipal Preferred Stock, Series M7 (the "Series M7 Preferred Shares"). The Series M28 Preferred Shares and the Series M7 Preferred Shares are sometimes herein together called the "Preferred Shares". A description of the Series M28 Preferred Shares and its related offering is contained in a prospectus, dated April 20, 1992, and a description of the Series M7 Preferred Shares and its related concurrent offering is contained in a prospectus, dated April 20, 1992 (collectively, the "Prospectuses"). Bankers Trust Company, in its capacity as Auction Agent (as defined in the Prospectuses), will act as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Preferred Shares. The Preferred Shares are being offered in two concurrent offerings: by underwriters represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated in the case of the Series M28 Preferred Shares, and by underwriters represented by Shearson Lehman Brothers Inc. in the case of the Series M7 Preferred Shares (collectively, the "Underwriters") and are being distributed through The Depository Trust Company ("DTC").

            To induce DTC to accept the Preferred Shares as eligible for deposit at DTC and to act in accordance with its rules (the "DTC Rules") with respect to the Preferred Shares, the Issuer and the Auction Agent make the following representations to DTC:

      1. Subsequent to the issuance of the Preferred Shares on April 27, 1992 the Issuer shall cause the Underwriters to deposit with DTC one share certificate representing the Series M28 Preferred Shares and one share certificate representing the Series M7 Preferred Shares, each registered in the name of DTC's nominee, CEDE & CO., which will respectively represent the total number of Series M28 Preferred Shares and Series M7 Preferred Shares, and said certificates shall remain in DTC's custody.

      2. The Prospectus describes provisions for the solicitation of consents from, and voting by, holders of the Preferred Shares under certain circumstances. The Issuer shall establish a record date or record dates for such purposes and give DTC notice of such record date or dates not less than 15 calendar days in advance of such record date or dates to the extent practicable.

      3. In the event of a full or partial redemption of outstanding Preferred shares the Issuer or the Auction Agent shall give DTC notice of such event not less than 20 days nor more than 60 days prior to the redemption date.

      4. In the event of a partial redemption of the Preferred Shares outstanding, the Issuer or the Auction Agent shall send DTC a notice specifying: the number of the Series M28 Preferred Shares and the Series M7 Preferred Shares, respectively, to be redeemed and the date such notice is to be mailed to shareholders of the Issuer or published ("Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible facsimile transmission, registered or certified mail, overnight express delivery or hand delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the Business Day (as defined in the Prospectus) before the Publication Date. (The Issuer or the Auction Agent sending such notice shall have a method to verify subsequently the use of such means and timeliness of the notice.) In the event of a partial redemption, the Publication Date shall not be less than 20 days nor more than 60 days prior to the redemption date.

      5. The Prospectuses indicate that the dividend rate for each of the Series M28 Preferred Shares and the Series M7 Preferred Shares may vary from time to time. Absent other existing arrangements with DTC, the Issuer or the Auction Agent shall give DTC notice of each such change in the dividend rate on the same day the new rate is determined by telephone to the Supervisor of the Dividend Announcement Section at (212) 709-1270 and such notice shall be followed by prompt written confirmation sent by a secure means as described in paragraph 4 above to:

                  Manager, Announcements, Dividend
                    Department
                  The Depository Trust Company
                  7 Hanover Square, 22nd Floor
                  New York, New York 10004

      6. The Prospectuses indicate that each purchaser of any Preferred Shares must sign a Purchaser's Letter (as defined in the Prospectuses) that contains provisions restricting transfer of the Preferred Shares purchased. The Issuer and the Auction Agent acknowledge that as long as CEDE & CO. is the sole record owner of the Preferred Shares, CEDE & CO. shall be entitled to all voting rights applicable to the Preferred Shares and to receive the full amount of all dividends, liquidation proceeds and redemption proceeds payable with respect to the Preferred Shares. The Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant (defined in the DTC Rules to mean, generally, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations for whom DTC, directly or indirectly, holds securities) having Preferred Shares credited to its DTC account as entitled to the full benefits of ownership of such Preferred Shares even if the credits of Preferred Shares to the DTC account of such DTC participant result from transfers or failures to transfer in violation of the provisions of the Purchaser's Letter. Without limiting the generality of the preceding sentence, the Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant having Preferred Shares credited to its account as entitled to receive dividends, distributions and voting rights, if any, in respect of such Preferred Shares and, subject to Section 16 hereof, to receive certificates evidencing such Preferred Shares if such certificates are to be issued in accordance with the Issuer's Charter (as defined in the Prospectuses). (The treatment by DTC of the effects of the crediting by it of Preferred Shares to the accounts of DTC Participants described in the preceding two sentences shall not affect the rights of the Issuer, participants in Auctions (as defined in the Prospectuses) relating to the Preferred Shares, purchasers, sellers or holders of Preferred Shares against any DTC Participant.) DTC shall have no responsibility to ascertain that any transfer of Preferred Shares is made in accordance with the provisions of the Purchaser's Letter.

      7. The Prospectuses indicate that in the event the Issuer retroactively allocates any net capital gains or other taxable income to either series of Preferred Shares without having given advance notice thereof to the Auction Agent as described in the Prospectuses solely by reason of the fact that such allocation is made as a result of the redemption of all or a portion of the outstanding shares of any series of Preferred Shares or the liquidation of the Issuer (the amount of such allocation referred to herein as a "Retroactive Taxable Allocation"), the Issuer will, within 90 days (and generally within 60 days) after the end of the Issuer's fiscal year for which a Retroactive Taxable Allocation is made, provide notice thereof to the Auction Agent and to each holder of Preferred Shares (initially Cede & Co. as nominee of DTC) during such fiscal year at such holder's address as the same appears or last appeared on the stock books of the Issuer. The Issuer will, within 30 days after such notice is given to the Auction Agent, pay to the Auction Agent (who will then distribute to such holders of Preferred Shares), out of funds legally available therefor, an amount equal to the aggregate Additional Dividend (as defined in the Prospectuses) with respect to all Retroactive Taxable Allocations made to such holders during the fiscal year in question.

      8. The Issuer will notify DTC, at least 10 business days prior to the payment date for any Additional Dividends, of (i) the record date for holders of Preferred Shares entitled to receive Additional Dividends, (ii) the amount of Additional Dividends payable on a per share basis to such holders and (iii) the CUSIP number set forth on the share certificate representing such Preferred Shares.

      9. The Prospectuses indicate that in the event of a Response (as defined in the Prospectuses) it is advisable that the Issuer give a Notice of Special Dividend Period (as defined in the Prospectuses) for the Preferred Shares, the Issuer will by no later than the second day prior to such Auction Date give a Notice of Special Dividend (as defined in the Prospectuses) to the Auction Agent, DTC and each Broker-Dealer, which notice will specify the duration of the Special Dividend Period and the Maximum Applicable Rate therefor and the Specific Redemption Provisions, if any. The Issuer is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and DTC on or prior to the Business Day prior to the relevant Auction Date under the circumstances specified in the Prospectus.

      10. All notices and payment advices sent to DTC shall contain the CUSIP number set forth on the share certificate representing the Series M28 Preferred Shares or on the share certificate representing the Series M7 Preferred Shares, as the case may be.

      11. Except as provided in paragraph 5 of this letter, notices to DTC by facsimile transmission shall be sent to (212) 709-1093 or (212) 709- 1094. Except as provided in paragraph 5 hereof, notices to DTC by any other means shall be sent to:

                  Manager, Reorganization
                    Department
                  Reorganization Window
                  The Depository Trust Company
                  7 Hanover Square, 23rd Floor
                  New York, New York 10004

      12. Dividend payments shall be received by CEDE & CO., as nominee of DTC, or its registered assigns in same-day funds on each payment date or the equivalent as agreed between the Issuer or the Auction Agent and DTC ("Fed-Funds"). Such payment shall be made payable to the order of "CEDE & CO." Absent any other agreement between the Issuer or the Auction Agent and DTC such payments shall be addressed as follows:

                  Manager, Cash Receipts,
                    Dividends
                  The Depository Trust Company
                  7 Hanover Square, 24th Floor
                  New York, New York 10004

      13. Redemption payments shall be made in Fed-Funds in the manner set forth in the SDFS Paying Agent Operating Procedures, a copy of which has been previously furnished to the Auction Agent.

      14. DTC may direct the Issuer or the Auction Agent to use any other telephone number for facsimile transmission, address, or department of DTC as the number, address or department to which payments of dividends, redemption proceeds or notices may be sent.

      15. In the event of a redemption or any other similar transaction necessitating a reduction in the number of Preferred Shares outstanding, DTC in its discretion may: (a) request the Issuer or the Auction Agent to issue and authenticate a new share certificate representing the remaining outstanding Series M28 Preferred Shares or the remaining outstanding Series M7 Preferred Shares, as the case may be, or (b) may make appropriate notation on the Series M28 or Series M7 Preferred Shares certificate, as the case may be, indicating the date and the amount of the reduction except in the case of the termination of the Issuer pursuant to its Charter, in which case the certificates will be presented to the Issuer or the Auction Agent for cancellation.

      16. In the event the Issuer determines that beneficial owners of the Preferred Shares (generally, the Existing Holders as defined in the Issuer's Charter) shall be able to obtain certificates representing the Series M28 Preferred Shares or the Series M7 Preferred Shares, as the case may be (as provided for in the Issuer's Charter), the Issuer or the Auction Agent shall notify DTC of the availability of share certificates representing the Series M28 Preferred Shares or the Series M7 Preferred Shares, as the case may be, and shall issue, transfer and exchange such certificates as required by DTC and others in appropriate amounts.

      17. DTC may determine to discontinue providing its services as securities depository with respect to the Preferred Shares at any time by giving reasonable notice to the Issuer or the Auction Agent (at which time DTC will confirm with the Auction Agent the aggregate amount of the respective Series M28 Preferred Shares and the Series M7 Preferred Shares outstanding). Under such circumstances the Issuer or the Auction Agent will cooperate with DTC in taking appropriate action to provide for a substitute or successor securities depository or to make available one or more separate certificates evidencing the Series M28 Preferred Shares and the Series M7 Preferred Shares, as the case may be, to any DTC Participant having such shares credited to its DTC account.

      18. The Issuer hereby authorizes DTC to provide to the Auction Agent position listings of its DTC participants with respect to the Preferred Shares from time to time at the request of the Auction Agent and at DTC's customary fee, and also authorizes DTC, in the event of a partial redemption of either the Series M28 Preferred Shares or the Series M7 Preferred Shares, to provide, and DTC hereby agrees to provide, the Auction Agent, upon request, with the names of those DTC Participants whose positions in such Preferred Shares have been selected for redemption by DTC. DTC agrees to use its best efforts to notify the Auction Agent of those DTC Participants whose positions in the Preferred Shares have been selected for redemption by DTC and to provide the Auction Agent with the names of the persons or departments at such DTC participants to contact regarding such redemption. The Issuer authorizes the Auction Agent to provide DTC with such signatures, exemplars of signatures and authorizations to act as may be deemed necessary by DTC to permit DTC to discharge obligations to its DTC Participants and appropriate regulatory authorities.

            This authorization, unless revoked by the Issuer, shall continue with respect to the Preferred Shares while any such Preferred Shares are on deposit at DTC, until and unless the Auction Agent shall no longer be acting. In such event, the Issuer shall provide DTC with similar evidence of the authorization of any successor thereto so to act.

      19. Nothing herein shall be deemed to require the Auction Agent to advance funds on behalf of the Issuer.

                                        Very truly yours,

                                        THE BLACKSTONE INSURED
                                          MUNICIPAL TERM TRUST INC.
                                            as Issuer


                                        By: /s/ Ralph L. Schlosstein*
                                            ------------------------------------
                                            Ralph L. Schlosstein,
                                            President


                                        BANKERS TRUST COMPANY
                                            as Auction Agent

                                        By: /s/ Paul N. Sheridan
                                            ------------------------------------
                                            Paul N. Sheridan,
                                            Assistant Treasurer

Received and Accepted:

THE DEPOSITORY TRUST COMPANY

By: /s/ Richard B. Nesson
    ------------------------
    Title

cc: Merrill Lynch & Co.
    Merrill Lynch, Pierce, Fenner & Smith
      Incorporated
    Shearson Lehman Brothers Inc.

    *     signed pursuant to Power of Attorney



                             POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below in such person's capacity as an officer and/or director of The Blackstone Investment Quality Term Trust Inc. (the "Trust") constitutes and appoints Henry Gabbay his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all documents in connection with the organization, offering and sale of the Trust's shares of common stock, including, without limitation, all documents necessary or appropriate (i) to qualify the Trust to do business in New York; (ii) to give notice to the Commodities Futures Trading Commission; (iii) to obtain a Federal Employer Identification number; (iv) to effect listing of the Trust's shares of common stock on the New York Stock Exchange; (v) to provide the Trust's counsel with support for legal opinions; (vi) to amend the Trust's Charter; (vii) to execute Unanimous Consents of the Trust's Board of Directors or Executive Committee in Lieu of a Meeting; and (viii) to effect the closings; granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. This Power of Attorney does not grant to said attorney-in-fact and agent the power or authority to sign the Trust's Registration Statement or any amendments thereto.

            This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature                           Title                         Notarized
---------                           -----                         ---------


/s/ Laurence D. Fink                Director
------------------------
Laurence D. Fink


/s/ Ralph L. Schlosstein            Director,
------------------------            President
Ralph L. Schlosstein


------------------------            Secretary
Barbara a. Novick